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

                                                             Exhibit 12

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              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1999          1998
                                                 (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                        $166,410      $143,816
  Interest expense                                276,380       245,718
  Implicit interest in rents                        7,482         5,561

Total earnings                                   $450,272      $395,095


Fixed charges:
  Interest expense                               $276,380      $245,718
  Implicit interest in rents                        7,482         5,561

Total fixed charges                              $283,862      $251,279


Ratio of earnings to fixed charges                   1.59          1.57
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